SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 28, 2015

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Salisbury Bancorp, Inc.

(Exact name of registrant as specified in its charter)

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Connecticut (State of other jurisdiction of incorporation)	000-24751 (Commission File Number)	06-1514263 (IRS Employer Identification No.)

5 Bissell Street, Lakeville, Connecticut (Address of principal executive offices)	06039 (Zip Code)

Registrant’s telephone number, including area code: (860) 435-9801

(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8.01. Other Events

Item 8.01	Other Events.

On December 28, 2015, Salisbury Bancorp, Inc. (“Salisbury”) completed the redemption (the “Redemption”) of all of the $16 million outstanding shares of its Senior Non-Cumulative Perpetual Preferred Stock, Series B, which were held by the U.S. Department of Treasury (“Treasury”) and issued pursuant to its Small Business Lending Fund program (the “Series B Preferred Stock”).  Salisbury exercised its redemption rights pursuant to the terms of the Securities Purchase Agreement, dated August 25, 2011 (the “Purchase Agreement”), between Treasury and Salisbury and the related documents.  Salisbury funded the Redemption using cash on hand in addition to the net proceeds from its private placement of $10.0 million in aggregate principal amount of its Subordinated Notes due 2025, which was completed on December 10, 2015 (the “Private Placement”).

The Redemption was approved by Salisbury’s primary federal regulator. After the Redemption, the Company and its wholly owned banking subsidiary, Salisbury Bank and Trust Company, will continue to have capital in excess of regulatory requirements and at levels that meet the regulatory "well capitalized" designation.

On December 28, 2015, Salisbury issued a press release announcing its Redemption of the Series B Preferred Stock. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Section 9. Financial Statements and Exhibits

Item 9.01		Financial Statements and Exhibits.

	(a)	Not Applicable.

	(b)	Not Applicable.

	(c)	Not Applicable.

(d)	Exhibits.

	Exhibit 99.1	Press Release dated December 28, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Salisbury Bancorp, Inc.

Date: December 28, 2015	By:	/s/ Richard J. Cantele, Jr.
	Name:	Richard J. Cantele, Jr.
	Title:	President and Chief Executive Officer